Exhibit 99

FOR IMMEDIATE RELEASE

For Additional Information Contact:	AirNet Systems, Inc.	InvestQuest, Inc.
	Gary Qualmann	Bob Lentz
	(614) 532-4072	(614) 876-1900

AIRNET SYSTEMS, INC. REPORTS

THIRD QUARTER RESULTS

COLUMBUS, Ohio (November 7, 2003) AirNet Systems, Inc. (NYSE: ANS) today announced results for the three months ended September 30, 2003.  Net revenues increased 2.9% to $38.0 million for the third quarter 2003 from $36.9 million for the same period in 2002.  Net revenues were 3.9% higher for the third quarter than the $36.6 million for the second quarter 2003.

Net income was $1.0 million, or $0.10 per diluted share, for the third quarter 2003 compared with $1.4 million, or $0.14 per diluted share, for the same period a year ago.  Net income was $0.7 million, or $0.07 per diluted share, for the second quarter 2003.

Joe Biggerstaff, Chairman, President and Chief Executive Officer, stated, “The third quarter results reflect progress on a sequential quarter basis.  Revenues improved in all three business segments compared to the second quarter 2003.  Opportunities that were in the pipeline for the Express business earlier this year are beginning to be converted into new customer relationships and incremental revenues.  Additionally, passenger charter achieved its best quarterly results since we entered that business in early 2002.  We continue to analyze and actively discuss the best ways to respond to growth opportunities as well as other strategic alternatives for the company’s development.”

Mr. Biggerstaff added, “The Check 21 Act, which becomes effective in October 2004, does not change our long-term strategy, nor does it fundamentally alter the competitive landscape.  We anticipate there will be opportunities for us to continue serving the banking community for many years.  Our strategy remains focused on improving AirNet’s long-term performance by leveraging its core competencies through high quality expedited services to customers in existing and new markets.”

Third Quarter Results

Bank services revenues were $26.0 million for the third quarter 2003, compared with $26.3 million a year ago.  The third quarter results included revenues from several Proof of Delivery (“POD”) routes added in the fourth quarter of last year, new weekend business, as well as security and dispatch charges implemented during the past year.  These increased revenues were offset by the loss of the Federal Reserve weekend program in the fourth quarter of 2002 which resulted in an 18.5% decline in weekend shipments.  The Company’s new pricing plan for Bank services is helping to stabilize Bank services revenues over time and may result in the recapture of revenues previously removed from the system.

Express services revenues were $9.3 million for the third quarter 2003 which was comparable to the same period in 2002 and 7.3% above the second quarter 2003.  Shipments on the AirNet airline rose 6.2% compared to the third quarter 2002 and were 1.3% higher than the second quarter 2003.  Express shipments declined 1.7% for the third quarter 2003 versus the prior year

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when the company benefited from certain one-time shipments for the U.S. government, and increased 8.0% from the second quarter of this year.  There has been less charter activity from Express customers in 2003 than the prior year.

As previously reported, the Company sold certain assets of its Mercury Business Services unit on August 11, 2003 for an after-tax gain of approximately $60,000.  Revenues and expenses associated with this unit are reported as discontinued operations for all periods.

Aviation services revenue nearly doubled to approximately $2.8 million for the third quarter 2003 compared with $1.4 million for the same period a year ago and $2.3 million for the second quarter 2003.  These increases were specifically due to strong performance in the Company’s passenger charter business.  Aviation services revenues increased to 7.3% of total revenues for the third quarter versus 3.8% last year.

Total expenses were $35.8 million for the third quarter 2003 compared with $34.0 million for the same period last year and $35.1 million for the second quarter 2003.  Compared to the prior year, the third quarter 2003 was impacted by higher selling, general and administrative expenses ($0.4 million), additional contracted air costs ($0.3 million), and increased payroll expenses, which included higher health care costs ($0.3 million).  There were also increased costs related to additional sameday and weekend shipments on commercial airlines, more POD routes than a year ago, and changes in routes directly related to the weekend business.

Nine Month Results

Total net revenues improved 5.5% to $111.7 million for the first nine months of 2003 compared with $105.8 million last year.  Bank services revenues increased to $78.0 million for the first nine months of 2003, which was almost entirely due to higher fuel surcharges.  Express services revenues rose 7.5% to $26.9 million for the year-to-date period primarily due to increased revenues from Medical customers.  Aviation services revenues were $6.8 million for the first nine months of 2003, an increase of $3.1 million or 83% versus the same period last year.  Passenger charter revenues nearly doubled for the first nine months of 2003 compared with a year ago.

Total expenses were $107.0 million for the nine months ended September 30, 2003 compared with $98.3 million for the same period last year  This was primarily attributable to increased selling, general and administrative expenses ($1.9 million), which included increased payroll, severance, benefits, and outside services related to passenger charter and Express business; higher aircraft fuel prices ($1.9 million) that were offset by higher fuel surcharges; and other expenses including aircraft insurance and leases ($1.0 million).

Net income was $2.1 million for the first nine months of 2003, or $0.20 per diluted share, versus $1.8 million, or $0.18 per diluted share a year ago.  The Company recorded a $1.9 million non-cash after-tax charge in 2002, which represented $0.18 per diluted share, in accordance with the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), representing goodwill related to the Mercury Business Services unit.  Under the transition provisions of SFAS 142, this non-cash charge was accounted for as a cumulative effect of a change in accounting principles and was effective January 1, 2002.

Debt Outstanding

Total debt outstanding declined $8.7 million to $35.2 million at September 30, 2003 from $43.9 million on the same date last year.  The Company’s cash flow from operating activities improved 52% to $20.0 million for the first nine months of 2003 and was primarily used to reduce debt outstanding.

AirNet Systems, Inc.

AirNet Systems, Inc. is a premier provider of aviation services including time-critical small package delivery and private passenger charter.  AirNet operates AirNet Express, an integrated national air transportation network providing expedited air transportation to banks, medical customers and other time-critical small package shippers in more than 100 cities nationwide.  AirNet is committed to safety, security and customer service — these are the hallmarks of AirNet’s success over the last 28 years.  AirNet operates more than 120 aircraft, including 40 Learjets, located strategically throughout the United States.  AirNet’s cargo fleet departs most cities several hours after other major package delivery companies.  To find out more, visit AirNet’s website at www.airnet.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements regarding future events and the future financial performance of the Company.  These forward-looking statements include comments on the Company’s future growth and operational strategies.  These statements involve certain risks and uncertainties that may cause the actual events or results to differ materially from those indicated by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, potential regulatory changes by the Federal Aviation Administration or the Federal Reserve; implementation of the Check Clearing Act of the 21st Century, or similar legislation, which could have an effect on AirNet’s cancelled check volumes; potential changes in locally or federally mandated security requirements; acts of war and terrorist activities; adverse weather conditions; the impact of prolonged weakness in the U.S. economy on time-critical shipment volumes; changes in check processing and shipment patterns of bank customers; acceptance of the Company’s time-critical service offerings within targeted Express markets and other risks and uncertainties detailed from time to time in the Company’s periodic reports to the Securities and Exchange Commission.  Please refer to Item 7 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in forward-looking statements.

AirNet Systems, Inc.

Financial Summary

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Financial Data (in thousands, except per share data):
Air transportation revenues:
Bank services	$25,996	$26,293	$78,000	$77,097
Express services	9,265	9,256	26,906	25,036
Aviation services and other	2,759	1,394	6,773	3,701
Total net revenues	38,020	36,943	111,679	105,834

Expenses
Wages and benefits	5,790	5,504	16,917	15,673
Aircraft fuel	4,655	4,728	14,548	12,694
Aircraft maintenance	2,750	2,899	9,085	9,030
Contracted air costs	2,411	2,099	7,596	6,624
Ground courier	6,392	6,405	18,730	18,061
Depreciation	4,549	4,375	13,060	13,036
Other	4,141	3,287	11,898	9,846
Selling, general and administrative	5,086	4,701	15,206	13,305
Total expenses	35,774	33,998	107,040	98,269

Income from continuing operations before interest, income taxes and cumulative effect of accounting change	2,246	2,945	4,639	7,565

Interest expense	312	477	1,060	1,224
Provision for income taxes	862	963	1,503	2,475
Income from continuing operations before cumulative effect of accounting change	1,072	1,505	2,076	3,866

Loss from discontinued operations, net of taxes	(25)	(64)	(8)	(174)

Net income	$1,047	$1,441	$2,068	$1,824

Income per share from continuing operations before cumulative effect of accounting change, basic	$0.11	$0.15	$0.21	$0.38

Net income per share – basic	$0.10	$0.14	$0.20	$0.18

Income per share from continuing operations before cumulative effect of accounting change, diluted	$0.11	$0.15	$0.21	$0.38

Net income per share – diluted	$0.10	$0.14	$0.20	$0.18

Weighted average shares outstanding
- Basic	10,070	10,143	10,106	10,137
- Assuming dilution	10,089	10,221	10,126	10,279

AirNet Systems, Inc.

Statistical Summary

(Unaudited)

	At September 30,
	2003	2002
Balance Sheet Data - as of period ended (in thousands):
Current assets	$32,216	$36,113
Net property and equipment	111,615	110,756
Total assets	148,341	151,881

Current liabilities	20,246	19,010
Total debt	35,201	43,919
Shareholders’ equity	83,541	82,931

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Operational Data:
Bank services:
Shipments	806,796	846,152	2,386,380	2,511,684
Pounds	7,916,112	7,815,533	22,917,172	23,759,513

Express services shipments:
ANX (on the AirNet airline)	41,066	40,548	120,662	111,381
SDX (on other carriers)	12,390	13,467	34,872	31,880
Charter	1,217	1,585	3,972	4,391
Ground	4,690	4,532	13,187	11,686
Other	19	26	72	62
Total	59,382	60,158	172,765	159,400

Express services pounds:
ANX (on the AirNet airline)	937,445	1,025,512	2,584,071	3,048,328
SDX (on other carriers)	245,186	221,651	673,136	666,951
Charter	221,667	462,068	829,213	1,333,578
Ground	816,513	733,204	2,513,852	2,202,716
Other	78	281	372	1,126
Total	2,220,889	2,442,716	6,600,644	7,252,699

Note 1: Certain 2002 balances have been reclassified to conform to 2003 presentation.

Note 2: Represents impaired value of goodwill related to the 1996 acquisition of Mercury Business Services. In accordance with adoption of FAS 142, impairment was treated as a cumulative effect of a change in accounting principles as of January 1, 2002.

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